Exhibit 99.1

BROKER’S LETTER TO CLIENTS

Date:

To:	Our Clients

Re:	Offer to Exchange

14,000,000 Santander Finance Preferred S.A., Unipersonal Floating Rate Non-Cumulative Series 6 Guaranteed Preferred Securities (par value $25.00 per security) fully and unconditionally guaranteed by Banco Santander, S.A., which, along with the guarantee, have been registered under the Securities Act of 1933 (the “exchange Series 6 preferred securities”)

	CUSIP No. 80281RAB8	ISIN No. US80281RAB87

for

All Outstanding 14,000,000 Santander Finance Preferred S.A., Unipersonal Floating Rate Non-Cumulative Guaranteed Series 6 Preferred Securities (par value $25.00 per security) fully and unconditionally guaranteed by Banco Santander, S.A., which were previously sold in transactions exempt from registration under the Securities Act of 1933 (the “restricted Series 5 preferred securities”)

	CUSIP No. 80281R607	ISIN No. US80281R6071

Santander Finance Preferred S.A., Unipersonal (“Santander”) is offering to exchange up to 14,000,000 of its new Floating Rate Non-Cumulative Guaranteed Preferred Securities, which are referred to as the “exchange Series 6 preferred securities,” for up to 14,000,000 of its existing Floating Rate Non-Cumulative Guaranteed Preferred Securities, which were previously sold in transactions exempt from registration under the Securities Act of 1933 (the “Securities Act”) and which are referred to as the “restricted Series 6 preferred securities.” The terms of the exchange Series 6 preferred securities are identical in all material respects to the terms of the restricted Series 6 preferred securities, except that the exchange Series 6 preferred securities have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the restricted Series 6 preferred securities do not apply to the exchange Series 6 preferred securities.

We have enclosed a Prospectus from Santander describing the exchange offer and a Customer Instructions Form.  Through those documents, Santander is offering to exchange your restricted Series 6 preferred securities for exchange Series 6 preferred securities.

You are the beneficial owner of the restricted Series 6 preferred securities that we hold in your account. Therefore, if you would like to accept the exchange offer, you can only do so by instructing us to submit exchange instructions for you.

If you wish to have us tender your restricted Series 6 preferred securities for exchange, please instruct us by completing and returning to us the blue Customer Instructions Form or by calling your broker or financial advisor.  In order to submit exchange instructions on your behalf, we need to receive the Customer Instructions Form from you by               , which is two New York Business Days prior to the Exchange Offer Expiry Date on                  .